UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007 (May 10, 2007)

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 15, 2007, Toys “R” Us, Inc. (the “Company”) issued a press release related to the filing of its annual report on Form 10-K for the fiscal year ended February 3, 2007 (fiscal 2006). The press release is attached hereto as Exhibit 99.1.

On April 26, 2007, the Company issued a press release announcing net income figures for the fourth quarter and full year of fiscal 2006. Subsequent to that date, the Company elected to apply Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”) using the cumulative effect transition method effective for fiscal 2006. As a result, the Company recorded a cumulative adjustment to retained earnings as of January 29, 2006 for certain unrecorded prior year income tax expense items that were immaterial both individually and in the aggregate to prior years, yet material in the aggregate to fiscal 2006 net income. As a result of applying SAB 108, the net income figures for the fourth quarter and full year of fiscal 2006, increased by $25 million and $24 million, respectively. Our revised net income for the fourth quarter of fiscal 2006 and the full year of fiscal 2006 are $224 million and $109 million, respectively.

This press release, which has been furnished solely for this Item 2.02, shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On May 10, 2007, Management and the Audit Committee (the “Committee”) of the Board of Directors of Toys “R” Us, Inc. (the “Company”) concluded that an error existed in its previously issued financial statements relating to accounting for deferred tax assets and liabilities which requires correction. Specifically, Financial Accounting Standards Board Statement No. 109 “Accounting for Income Taxes” requires that certain same tax jurisdictional current and non-current deferred tax assets and liabilities be presented on the balance sheet on a net basis rather than on a gross basis. Correcting this error will result in offsetting decreases to both the Company’s current and non-current deferred tax assets and liabilities at each period.

Correcting this error will reduce reported total assets by approximately $500 million from approximately $8.4 billion to $7.9 billion as of January 28, 2006, with a commensurate reduction in total liabilities. Prior years will have similar or moderately smaller reductions. Correcting this error will have no effect on reported net income, retained deficit, or cash flow.

As a result of this correction, Management and the Committee concluded that certain previously issued consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal years ended January 28, 2006 and January 29, 2005, as well as the related reports of the Company’s current and former independent registered public accounting firms and the Company’s quarterly reports on Form 10-Q for each of the periods ended April 29, 2006, July 29, 2006, and October 28, 2006 can no longer be relied upon, as these statements contain this error related to the balance sheet presentation of the current and deferred income taxes. In connection with the Company’s filing of its fiscal 2006 Annual Report on Form 10-K for the fiscal year ended February 3, 2007, the Company will be amending and restating its financial statements. Correcting the financial statements will have no effect on reported net income, retained deficit, or cash flow. The Company’s management and the Committee have discussed this matter with the Company’s current independent registered public accounting firm and the Company’s management has discussed this matter with the Company’s former independent registered public accounting firm.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated May 15, 2007

This Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements are subject to risks, uncertainties and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this Notification of Late Filing on Form 12b-25). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc. (Registrant)

Date: May 15, 2007	By:	/S/ F. CLAY CREASEY, JR.
Name: F. Clay Creasey, Jr.
Title: Executive Vice President – Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press Release dated May 15, 2007

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